Exhibit 4.5
                                ROCKWELL COLLINS
                          EMPLOYEE STOCK PURCHASE PLAN


1.   Purpose

     The purposes of the Rockwell Collins Employee Stock Purchase Plan are: (a) to assist eligible employees of the Corporation and its Subsidiaries in acquiring stock ownership in the Corporation pursuant to a plan which is intended to qualify as an "employee stock purchase plan", within the meaning of Code Section 423(b) (as defined below) and (b) to help such employees provide for their future security and to encourage them to remain in the employment of the Corporation and its Subsidiaries.

2.   Definitions

     As used in the Plan, the following terms shall have the respective meanings specified below.

     (a) Account. The account established for an Eligible Employee under the Plan with respect to an Offering Period.

     (b) Agent. The brokerage firm, bank or other financial institution, entity or person(s) engaged, retained, appointed or authorized to act as the agent of the Corporation or an Employee with regard to the Plan.

     (c) Authorization. An Eligible Employee's payroll deduction authorization with respect to an Offering Period provided by such Eligible Employee in accordance with Section 4(b).

     (d) Base Salary. The gross base salary of such Eligible Employee on each Payday as compensation for services to the Corporation or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special-payments.

     (e)  Board of Directors.  The Board of Directors of Rockwell Collins.

     (f) Code. The Internal Revenue Code of 1986, as amended from time to time.

     (g) Committee. The Compensation and Management Development Committee designated by the Board of Directors from among its members who are not eligible to receive Options under the Plan.

     (h) Corporation or Rockwell Collins. Rockwell Collins, Inc., a Delaware corporation.

     (i) Date of Exercise. The date on which an Option is exercised, which shall be the last day of the Offering Period with respect to which the Option was granted, in accordance with Section 5(a) (except as provided in Section 9).

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     (j)  Date of Grant. The date on which an Option is granted, which shall be the first day of the Offering Period with respect to which the Option was granted, in accordance with Section 4(a).

     (k) Designated Subsidiary. Any Subsidiary designated by the Board in accordance with Section 11(d).

     (l)  Eligible Employee.  An Employee of the Corporation or any Designated
          Subsidiary: (i) who does not, immediately after the Option is granted, own (directly or through attribution) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Stock or other stock of the Corporation or a Subsidiary (as determined under Code Section 423(b)(3)); (ii) whose customary employment is for more than twenty (20) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i) above, the rules of Code
          Section 424(d) with regard to the attribution of stock ownership shall apply in determining the stock ownership of any individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), an individual shall be treated as an Employee of the Corporation or a Subsidiary employing such individual immediately prior to such leave.

     (m) Employee. An individual who renders services to the Corporation or a Subsidiary in the status of an "employee", within the meaning of Code
          Section 3401(c). "Employee" shall not include any director of the Corporation or a Subsidiary who does not render services to the Corporation or a Subsidiary in the status of an "employee", within the meaning of Code Section 3401(c). Notwithstanding any other provision of this Plan, a person who is retained and classified by the Corporation or any Designated Subsidiary as an independent contractor shall not be deemed to be an Employee for purposes of this Plan and shall not be eligible to participate in this Plan.

     (n) Fair Market Value. The closing sale price of the Stock as reported in the New York Stock Exchange--Composite Transactions reporting system (or if the Stock is not then traded on the New York Stock Exchange, the closing sale price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on the relevant date) on the date of a determination (or on the next preceding day the Stock was traded if it was not traded on the date of a determination).

     (o) Offering Period. The six month period commencing on December 1, 2001 and ending on May 31, 2002, and each six month period commencing on any June 1 and December 1 thereafter. Options shall be granted on the Date of Grant and exercised on the Date of Exercise, as provided in Sections 4(a) and 5(a), respectively (except as provided in Section
          9).

     (p)  Option.  An option to purchase shares of Stock pursuant to Section
          4(a).

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     (q)  Option Price.  The option price per share of Stock determined in accordance with Section 5(b).

     (r) Participant. Each Eligible Employee who has executed a subscription agreement in accordance with Section 4(b) and whose subscription and related Option have not been cancelled.

     (s) Payday. The regular and recurring established day for payment of Base salary to an Employee by the Corporation or the Subsidiary employing such Employee.

     (t)  Plan.  Rockwell Collins Employee Stock Purchase Plan.

     (u)  Rockwell.  Rockwell International Corporation, a Delaware corporation.

     (v)  Rockwell Collins.  Rockwell Collins, Inc., a Delaware corporation.

     (w) Stock. Shares of Common Stock, par value $.01 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

     (x) Subsidiary. Any corporation in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation.

3.   Stock Subject to the Plan

     Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 8 hereof (relating to amendments of the
Plan), the Stock that may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate nine million (9,000,000) shares of Stock. The shares of Stock sold pursuant to Options granted under the Plan may be unissued shares or treasury shares of Stock, or shares of Stock bought on the NASD National Market System or a nationally-recognized exchange, or other market, for purposes of the Plan.

4.   Grant of Options.

     (a) Option Grants. The Corporation shall grant Options under the Plan to all Eligible Employees in successive Offering Periods until the earlier of (i) the date on which the number of shares of Stock available under the Plan have been sold, or (ii) the date on which the Plan is suspended or terminates. Each Employee who is an Eligible Employee on the first day of an Offering Period shall be granted an Option with respect to such Offering Period. The Date of Grant of such an Option shall be the first day of the Offering Period with respect to which such Option was granted. Each Option shall expire on the Date of Exercise immediately after the automatic exercise of the Option in accordance with Section 5(a), unless such Option terminates earlier in accordance with Section 6, 7 or 9. The number of shares of Stock subject to an

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          Eligible Employee's Option shall equal the cumulative payroll deductions authorized by such Eligible Employee in accordance with
          Section 4(b) for the Option Period (if any), divided by the Option Price; provided, however, that the number of shares of Stock subject to such Option shall not exceed five thousand (5,000) shares; and, provided, further, that the number of shares of Stock subject to such Option shall not exceed the number determined in accordance with
          Section 4(c). The Corporation shall not grant an Option with respect to an Offering Period to any individual who is not an Eligible Employee on the first day of such Offering Period.

     (b) Election to Participate; Payroll Deduction Authorization. Except as provided in Section 4(d), an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan with respect to an Offering Period shall deliver to the Corporation, not later than fifteen (15) days before the first day of the Offering Period, a completed and executed written payroll deduction authorization in a form prepared by the Committee (the "Authorization"). An Eligible Employee's Authorization shall give notice of such Eligible Employee's election to participate in the Plan for the next following Offering Period (and subsequent Offering Periods) and shall designate a whole percentage of such Eligible Employee's Base Salary to be withheld by the Corporation or the Subsidiary employing such Eligible Employee on each Payday during the Offering Period. An Eligible Employee may designate any whole percentage of Base Salary which is not less than one percent (1%) and not more than fifteen percent (15%). An Eligible Employee's Base Salary payable during an Offering Period shall be reduced each Payday through payroll deduction in an amount equal to the percentage specified in the Authorization, and such amount shall be credited to such Eligible Employee's Account under the Plan. Any Authorization shall remain in effect for each subsequent Offering Period, unless the Eligible Employee changes or suspends such Authorization pursuant to
          Section 4(c), withdraws from the Plan pursuant to Section 6, ceases to be an Eligible Employee as defined in Section 2(l), or terminates employment as provided in Section 7.

     (c) Change or Suspension of Authorization. An Eligible Employee may change the percentage of Base Salary designated in the Authorization, subject to the limits of Section 4(b), at any time during the Offering Period; provided, however, that an Eligible Employee may only make one such change during an Offering Period. An Eligible Employee may suspend the Authorization, at any time during the Offering Period; provided, that such Eligible Employee shall not be permitted to make a new Authorization for the remainder of the Offering Period. Unless such Eligible Employee withdraws from the Plan pursuant to Section 6 or terminates employment as provided in Section 7, such Eligible Employee shall continue to participate in the Plan and such Eligible Employee's Option shall be exercised in accordance with Section 5 (except as provided in Section 9). An Eligible Employee electing to change the percentage of Base Salary designated in the Authorization, or suspend the Authorization, must deliver to the Corporation a notice of change or suspension in a

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          form prepared by the Committee (the "Change or Suspension Election")
          for the Offering Period, provided that such Change or Suspension Election shall become effective not later than fifteen (15) days after receipt by the Corporation.

     (d) $25,000 Limitation. No Eligible Employee shall be granted an Option under the Plan which permits his rights to purchase shares of Stock under the Plan, together with other options to purchase shares of Stock or other stock under all other employee stock purchase plans of the Corporation or any Subsidiary subject to Code Section 423, to accrue at a rate which exceeds $25,000 of fair market value of such shares of Stock or other stock (determined at the time the Option or other option is granted) for each calendar year in which the Option is outstanding at any time. For purpose of the limitation imposed by this subsection, (i) the right to purchase shares of Stock or other stock under an Option or other option accrues when the Option or other option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase shares of Stock or other stock under an Option or other option accrues at the rate provided in the Option or other option, but in no case may such rate exceed $25,000 of the fair market value of such Stock or other stock (determined at the time such Option or other option is granted) for any one calendar year, and (iii) a right to purchase Stock or other stock which has accrued under an Option or other option may not be carried over to any Option or other option. This limitation shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

     (e) Leaves of Absence. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), an Employee granted an Option under Section 4(a) may continue to participate in the Plan by making cash payments to the Corporation on each Payday equal to the amount of the Employee's payroll deduction under the Plan for the Payday immediately preceding the first day of such Employee's leave of absence, subject to Sections 6, 7 and 9.

     (f) Transfer of Employment. In the event an Employee granted an Option under Section 4(a) becomes employed by a Subsidiary that is not a Designated Subsidiary, such Employee may continue to participate in the Plan for the Offering Period, subject to Sections 6, 7 and 9.

5.   Exercise of Options; Option Price.

     (a) Option Exercise. Subject to the limitations under Section 4, each Employee automatically and without any act on such Employee's part shall be deemed to have exercised such Employee's Option on the Date of Exercise to the extent that the balance then in the Employee's Account is sufficient to purchase, at the Option Price, shares of Stock subject to the Option (including fractional shares), and the balance in the Employee's Account shall be reduced by the aggregate purchase price of the shares of Stock so purchased. Any balance remaining in the Employee's Account

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          following such purchase shall be paid to such Employee in one lump sum payment in cash, without interest thereon, within thirty (30) days after the Date of Exercise, and the balance in the Employee's Account shall be reduced by the amount so paid.

     (b) Option Price Defined. The option price per share of Stock (the "Option Price") to be paid by an Employee upon the exercise of the Employee's Option shall be equal to 85% of the lesser of: (i) the Fair Market Value of a share of Stock on the Date of Exercise and (ii) the Fair Market Value of a share of Stock on the Date of Grant.

     (c) Book Entry/Share Certificates. As soon as practicable after the purchase of shares of Stock upon the exercise of an Option by an Employee, the Corporation shall issue the shares of Stock to such Employee and such shares shall be held in the custody of the Agent for the benefit of the Employee. The Corporation or the Agent shall make an entry on its books and records indicating that the shares of Stock purchased in connection with such exercise (including any fractional share) have been duly issued as of that date to such Employee. An Employee shall have the right at any time to request in writing a certificate or certificates for all or a portion of the whole shares of Stock purchased hereunder. Upon receipt of an Employee's written request for any such certificate, the Corporation shall (or shall cause the Agent to), within ten (10) days after the date of such receipt, deliver any such certificate to the Employee; provided, however, that no certificate shall be issued to an Employee with respect to Stock purchased hereunder until the expiration of eighteen
          (18) months from the date of exercise of the Option to purchase such Stock. Nothing in this subsection (c) shall prohibit the sale or other disposition by an Employee of shares of Stock purchased hereunder. In the event the Corporation is required to obtain authority from any commission or agency to issue any certificate or certificates for all or a portion of the whole shares of Stock purchased hereunder, the Corporation shall seek to obtain such authority as soon as reasonably practicable.

     (d) Pro Rata Allocations. If the total number of shares of Stock for which Options are to be exercised on any date exceeds the number of shares of Stock remaining unsold under the Plan (after deduction for all shares of Stock for which Options have theretofore been exercised), the Committee shall make a pro rata allocation of the available remaining shares of Stock in as nearly a uniform manner as shall be practicable and the balance of the amount credited to the Account of each Employee which has not been applied to the purchase of shares of Stock shall be paid to such Employee in one lump sum in cash within thirty (30) days after the Date of Exercise, without any interest thereon, and the balance in the Employee's Account shall be reduced by the amount so paid.

     (e) Information Statement. The Corporation shall provide each Employee whose Option is exercised with an information statement in accordance with Section 6039(a) of the Code and the Treasury Regulations thereunder. The Corporation shall maintain a procedure for identifying certificates of shares of Stock sold upon the exercise of Options in accordance with Section 6039(b) of the Code.

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6.   Withdrawal from the Plan.

     (a) Withdrawal Election. An Employee may withdraw from participation under the Plan at any time, except that an Employee may not withdraw during the last fifteen (15) days of any Offering Period. An Employee electing to withdraw from the Plan must deliver to the Corporation a notice of withdrawal in a form prepared by the Committee (the "Withdrawal Election"), not later than fifteen (15) days prior to the Date of Exercise for such Offering Period. Upon receipt of an Employee's Withdrawal Election, the Corporation or the Subsidiary employing the Employee shall pay to the Employee the amount credited to the Employee's Account in one lump sum payment in cash, without any interest thereon, and the balance in the Employee's Account shall be reduced by the amount so paid. Subject to Section 5(c), the Corporation shall (or shall cause the Agent to) deliver to the Employee certificates for any whole shares of Stock previously purchased by the Employee (the value of any fractional share to be returned to such Employee by check), in either case within thirty (30) days of receipt of the Employee's Withdrawal Election. Upon receipt of an Employee's Withdrawal Election by the Corporation, the Employee shall cease to participate in the Plan and the Employee's Authorization and Option for such Offering Period shall terminate.

     (b) Eligibility following Withdrawal. An Employee who withdraws from the Plan with respect to an Offering Period, and who is an Eligible Employee on the first day of a subsequent Offering Period, may elect to participate again in the Plan for such subsequent Offering Period by delivering to the Corporation an Authorization pursuant to Section 4(b).

7.   Termination of Employment.

     (a) Termination of Employment Other than by Death. If the employment of an Employee with the Corporation and the Subsidiaries terminates other than by death, the Employee's participation in the Plan automatically and without any act on the Employee's part shall terminate as of the date of the termination of the Employee's employment. As soon as practicable after such a termination of employment, the Corporation or Subsidiary employing the Employee shall pay to the Employee the amount credited to the Employee's Account in one lump sum payment in cash, without any interest thereon, and the balance in the Employee's Account shall be reduced by the amount so paid. Subject to Section 5(c), the Corporation shall (or shall cause the Agent to) deliver to the Employee certificates for any whole shares of Stock previously purchased by the Employee (the value of any fractional share to be returned to such Employee by check). Upon such a termination of employment, the Employee's Authorization and Option shall terminate.

     (b) Termination by Death. If the employment of an Employee terminates by reason of the Employee's death, the executor or the administrator of the Employee's estate, by written notice to the Corporation, may request payment of the balance in the

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          Employee's Account, in which event the Corporation or Subsidiary employing the Employee shall pay the amount credited to the Employee's Account in one lump sum payment in cash, without any interest thereon, and the balance in the Employee's Account shall be reduced by the amount so paid. Upon receipt of such notice, the Employee's Authorization and Option shall terminate. Subject to Section 5(c), the Corporation shall (or shall cause the Agent to) deliver to such executor or administrator certificates for any whole shares of Stock previously purchased by the Employee (the value of any fractional share to be returned to such executor or administrator by check) as soon as practicable after receiving such notice. If the Corporation does not receive such notice prior to the Date of Exercise with respect for the Offering Period, the Employee's Option shall be deemed to have been exercised by the Employee's estate on such Date of Exercise, and the Corporation shall (or shall cause the Agent to) deliver to such executor or administrator certificates for any whole shares of Stock previously purchased by the Employee or purchased by the Employee's estate (the value of any fractional share to be returned to such executor or administrator by check) as soon as practicable after such Date of Exercise.

8.   Administration

     (a)  The Plan and all Options shall be administered by the Committee.

     (b) The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Options will be final and conclusive. Except as otherwise proscribed by Code Section 423(b)(5), the Committee's determinations under the Plan need not be uniform and may be made by it selectively among Employees who receive, or who are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.

     (c) The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

     (d) The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

     (e) It is the intent of the Corporation that the Plan and Options hereunder satisfy, and be interpreted in a manner that satisfy the applicable requirements of Code Section 423. If any provision of this Plan would otherwise frustrate or conflict with the intent

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          expressed in this Section 8(e), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

     (f) The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

     (g) The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the Plan to the Chief Executive Officer of the Corporation, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Options to the extent inconsistent with the intent expressed in Section 8(e) or to the extent prohibited by applicable law.

9.   Adjustment Provisions

     (a) In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make or take such amendments to the Plan and outstanding Options and such adjustments and actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, changes in: (i) the number of shares of Stock then remaining subject to the Plan, (ii) the number of shares of Stock subject to outstanding Options, and (iii) the exercise price with respect to any Options

     (b) Subject to Section 9(c), in the event of any transaction or event described in Section 9(a) or any unusual or nonrecurring transactions or events affecting the Corporation, any affiliate of the Corporation, or the financial statements of the Corporation or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Employee's request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

          (i) To provide that any or all Options outstanding shall terminate without being exercised on such date as the Committee determines in its sole discretion;

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          (ii)     To provide that any or all Options outstanding shall be
                   exercised prior to the Date of Exercise of such Options on such date as the Committee determines in its sole discretion and such Options shall terminate immediately after such exercises.

          (iii) To provide for either the purchase of any Option outstanding for an amount of cash equal to the amount that could have been obtained upon the exercise of such Option had such Option been currently exercisable, or the replacement of such Option with other rights or property selected by the Committee in its sole discretion;

          (iv) To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

          (v) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options, or in the terms and conditions of outstanding Options, or Options which may be granted in the future.

     (c) The existence of the Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareowners of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

10.  Amendment and Termination

     The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part; provided, however, that no such action shall be effective without the approval of the shareowners of the Corporation to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan; and provided, further, that subject to
Section 9, no such action shall impair the rights of any holder of an Option without the holder's consent. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9) amend the Plan to increase the number of shares of Stock available for Options as set forth in Section 3.

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11.  Miscellaneous

     (a) Nonassignability. Except as otherwise provided by the Committee, no Option shall be assignable or transferable except by will or by the laws of descent and distribution.

     (b) Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     (c) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability hereunder.

     (d) Designation of Subsidiaries. The Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries whose Employees shall be eligible to be granted Options under the Plan. The Board may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the shareowners of the Corporation.

     (e) Unfunded Plan. The Plan shall be unfunded. No provision of the Plan shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under generally applicable law.

     (f) Limits of Liability. Any liability of the Corporation or a Subsidiary to any Participant with respect to an Option shall be based solely upon contractual obligations created by the Plan. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

     (g) Rights of Employees. Nothing contained in the Plan shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person's compensation or other benefits or

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

          to terminate the employment or other service of such person with or without cause. A transfer of an Employee from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized by the Corporation, shall not be deemed a termination of employment or other service.

     (h) Rights as a Shareowner. A Participant shall have no rights as a shareowner with respect to any Stock covered by an Option until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights.

     (i) Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

     (j) Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise. Any reference to a statutory provision or a rule under a statute shall be deemed a reference to that provision or any successor provision unless the context clearly indicates otherwise.

     (k) Invalidity. If any term or provision contained herein shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

     (l) Applicable Law. The Plan and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

     (m) Compliance with Laws. Notwithstanding anything contained herein to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation.

     (n) Use of Funds; No Interest Paid. All funds received or held by the Corporation under the Plan shall be included in the general funds of the Corporation free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Employee or credited to any Employee's Account with respect to such funds.

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12.  Effective Date and Term.

     The Plan was adopted by the Board of Directors and shall be submitted to the sole shareowner of the Corporation, and if approved, shall be effective as of the date of the distribution by Rockwell of shares of Stock of the Corporation to Rockwell's shareowners. The Plan shall remain in effect until all Options under the Plan have been exercised or terminated under the terms of the Plan; provided, however, that Options under the Plan may be granted only within ten (10) years from the effective date of the Plan.



























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